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Filed Pursuant to Rule 424(b)(3)
File No. 333-196681

CAREY WATERMARK INVESTORS 2 INCORPORATED

Prospectus Supplement No. 10 Dated March 22, 2016
To Prospectus Dated April 13, 2015

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors 2 Incorporated, dated April 13, 2015 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors 2 Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering

As detailed in the Prospectus, we are offering up to $1.4 billion of our common stock, in any combination of Class A and Class T Shares, including $600 million in shares of common stock through our distribution reinvestment plan.

We have suspended our offering of Class A and Class T Shares while we update the offering price of our Class T Shares. We intend to resume the current offering reflecting the new offering price for Class T shares as soon as practicable. We may sell our shares in the current offering until December 31, 2016 unless the shares become fully subscribed or our board of directors determines to suspend or terminate the offering sooner.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-196681
CAREY WATERMARK INVESTORS 2 INCORPORATED
RECENT DEVELOPMENTS